EXHIBIT 99.1


                             DENBURY RESOURCES INC.
                            P R E S S  R E L E A S E

               Denbury Resources Announces Second Quarter Results
                 And Significant Increase in Proven CO2 Reserves

News Release
Released at 7:30 AM CDT

     DALLAS, July 29, 2004 - Denbury Resources Inc. (NYSE symbol: DNR) ("Denbury" or the "Company") today announced its second quarter 2004 financial and operating results. The Company posted strong earnings for the quarter of $19.4 million, or $0.35 per common share, as compared to earnings of $5.1 million or $0.10 per common share for the second quarter of 2003. Net cash flow provided by operations, a GAAP measure, totaled $53.2 million during the second quarter of 2004, as compared to $60.5 million during the second quarter of 2003. Adjusted cash flow from operations for the second quarter of 2004 (before changes in assets and liabilities) was a near-record high, totaling $63.1 million, a 29% increase over the $49.0 million generated in the second quarter of 2003. (See the accompanying schedules for a reconciliation of net cash flow provided by operations, as defined by generally accepted accounting principles ("GAAP"), which is a GAAP measure, as opposed to adjusted cash flow, which is a non-GAAP measure).

Production
----------

     Production for the quarter was 36,602 BOE/d, virtually the same as production during the prior quarter and 4% higher than the second quarter of 2003 average of 35,050 BOE/d. Oil production from the Company's tertiary operations increased 5% over levels in the prior quarter and 46% when compared to second quarter of 2003 tertiary production, averaging 6,603 Bbls/d in the second quarter of 2004, primarily as a result of production increases at Mallalieu Field. Production from the offshore Gulf of Mexico increased 7% over levels in the prior quarter, averaging 9,114 BOE/d, as a result of several recent well completions. Denbury Offshore, Inc., the subsidiary that held the Company's offshore assets, was sold on July 20, 2004. Partially offsetting these increases were declines in other areas resulting from property sales and general depletion, the single largest factor being expected depletion at Thornwell Field, onshore Louisiana, which declined over 1,000 BOE/d from first quarter 2004 production levels.

Second Quarter 2004 Financial Results
-------------------------------------

     In the second quarter of 2004, revenues increased $18.6 million over second quarter 2003 amounts, primarily as a result of higher commodity prices, partially offset by higher hedge payments. During the second quarter of 2004, the most significant payments on hedges were oil related, primarily for oil swaps put in place at the time of the COHO property acquisition in 2002. Realized commodity prices on a BOE basis were at record levels, averaging $35.75 per BOE in the second quarter, as compared to an average of $29.71 per BOE in the second quarter of 2003. NYMEX oil prices were 32% higher in the second quarter of 2004 than in the prior year second quarter, and NYMEX natural gas prices were 8% higher.

     Operating expenses increased to $7.36 per BOE in the second quarter of 2004 primarily as a result of repairs and maintenance on offshore platforms and higher utility costs, up from $7.23 per BOE in the second quarter of 2003. The increased activity on tertiary operations and general cost inflation in the industry also contributed to the overall increase in operating expense per BOE. Production taxes increased in the second quarter of 2004 along with the increase in commodity prices.

     General and administrative expenses increased, averaging $1.25 per BOE in the second quarter of 2004, up from $1.06 per BOE in the prior year's second quarter. The majority of the increase relates to severance costs for a portion of the Company's offshore professional and technical staff that were terminated prior to June 30, 2004. During 2004, the Company has also incurred additional general and administrative expense associated with the corporate restructure in December 2003, the sale of stock by the Texas Pacific Group in March 2004, and additional costs to comply with the requirements of the Sarbanes-Oxley Act. The Company expects to incur an additional $1.6 million of severance and other incremental expenses in the third quarter as a result of the offshore sale.

     Interest expense decreased on a gross and per BOE basis as a result of lower overall interest rates, primarily related to the subordinated debt refinancing in 2003, and lower average debt levels as a result of the $50 million reduction in debt during 2003.

     Depreciation, depletion and amortization expense ("DD&A") increased in the second quarter of 2004 to $8.46 per BOE, primarily as a result of the higher percentage of expenditures on offshore properties during 2003 and 2004, which typically have a higher finding and development cost per BOE, and general upward cost revisions for future development costs in the Company's mid-year reserve estimates. The second quarter 2004 DD&A rate is more comparable to the fourth quarter of 2003 DD&A rate of $8.00 per BOE than to the second quarter of 2003 DD&A rate of $7.25 per BOE.

     The Company incurred $7.1 million of charges in the second quarter of 2004 relating to its oil and natural gas hedges, primarily caused by the early retirement in June 2004 of 20 MMcf/d of its 2004 natural gas hedges related to the Company's offshore production that was sold in July 2004.

     The Company recognized current income tax expense of $977,000 in the second quarter of 2004 related to state income taxes and alternative minimum taxes due that cannot be offset by the Company's regular tax net loss carryforwards or enhanced oil recovery credits. The Company expects to pay approximately $22 million of income taxes in the third quarter related to the offshore sale.

Additional CO2 Reserves
-----------------------

     The Company is in the process of completing one additional CO2 well and one is nearing total depth, both of which are expected to add incremental production capacity and additional reserves. The Company's preliminary estimates are that the first well will add approximately 700 Bcf of additional CO2 reserves, representing a significant increase from the Company's total proved CO2 reserves of 1.6 Tcf at December 31, 2003. The Company expects the second well to add approximately 300 Bcf of additional CO2 reserves. The Company projects that it will have the capability to produce a total of approximately 350 MMcf/d of CO2 after completion of these two wells.

2004 Outlook
------------

     Denbury's 2004 development and exploration budget remains at its current level of $205 million. Any acquisitions made by the Company will increase these capital budget amounts. Denbury's current total debt (following completion of the offshore sale) is $225 million, with $175 million undrawn on its adjusted bank borrowing base and approximately $75 million of cash generated from the offshore sale. The Company plans to invest this cash over the next one to two years by increasing its development activity to a level higher than its anticipated cash flow, focusing primarily on its tertiary operations.

     The Company expects its production during the third quarter of 2004 to be approximately 27,500 BOE/d, excluding any production relating to the offshore operations for the interim period of July 1 through closing of the offshore sale on July 20, 2004. Fourth quarter production is expected to increase to between 28,000 and 28,500 BOE/d.

     Gareth Roberts, Chief Executive Officer, said: "With the completion of the sale of the offshore properties, we plan to concentrate and focus on our tertiary operations. Production from our tertiary recovery operations is on forecast, averaging 6,603 Bbls/d, a 5% increase over the first quarter tertiary production rates. We expect tertiary oil production to continue to grow for several more years from this first phase of operations. With the incremental reserves anticipated from the two recent CO2 source wells, we have sufficient CO2 reserves to implement the next phase of our tertiary recovery program, the flooding of six oil fields in East Mississippi. We are working diligently on our plans for a CO2 pipeline to that part of the state, and hope to commence construction operations in the fourth quarter, with completion anticipated twelve to eighteen months thereafter. Financially, the sale of our offshore assets has made us stronger than we have ever been, allowing us to develop our inventory of CO2 projects without the need to hedge as aggressively as in past years. Our future has never looked better."

Conference Call
---------------

     The public is invited to listen to the Company's conference call set for today, July 29, 2004, at 10:00 A.M. CDT. The call will be broadcast live over the Internet at our web site: www. denbury.com. If you are unable to participate during the live broadcast, the call will be archived on our web site for approximately 30 days and will also be available for playback for one week by dialing 888-203-1112 or 719-457-0820.

Financial and Statistical Data Tables
-------------------------------------

     Following are financial highlights for the comparative three and six month periods ended June 30, 2004 and 2003. All production volumes and dollars are expressed on a net revenue interest basis with gas volumes converted at 6:1.

SECOND QUARTER FINANCIAL HIGHLIGHTS
(Amounts in thousands, except per share and unit data)

                                                            Three Months Ended
                                                                 June 30,                         Percentage
                                                    ------------------------------------             Change
                                                           2004               2003
                                                    ------------------ -----------------

Revenues:
  Oil sales                                                    58,529            43,922    +         33  %
  Gas sales                                                    60,542            50,830    +         19  %
  CO2 sales and transportation fees                             1,580             2,445    -         35  %
  Loss on settlements of derivative contracts                 (18,239)          (13,356)   +         37  %
  Interest and other income                                       432               382    +         13  %
                                                    ------------------ -----------------
     Total revenues                                           102,844            84,223    +         22  %
                                                    ------------------ -----------------

Expenses:
  Lease operating expenses                                     24,530            23,048    +          6  %
  Production taxes and marketing expense                        4,514             3,467    +         30  %
  CO2 operating costs                                             209               534    -         61  %
  General and administrative                                    4,178             3,376    +         24  %
  Interest                                                      5,068             6,227    -         19  %
  Loss on early retirement of debt                                  -            17,629              NA
  Depletion, depreciation and accretion                        28,161            23,130    +         22  %
  Amortization of derivative contracts and
    other non-cash hedging adjustments                          7,146              (751)   +       >100  %
                                                    ------------------ -----------------

     Total expenses                                            73,806            76,660    -          4  %
                                                    ------------------ -----------------

Income before income taxes                                     29,038             7,563    +       >100  %

Income tax provision (benefit)
  Current income taxes                                            977            (1,093)   +       >100  %
  Deferred income taxes                                         8,672             3,527    +       >100  %
                                                    ------------------ -----------------

NET INCOME                                                     19,389             5,129    +       >100  %
                                                    ================== =================

Net income per common share:
  Basic                                                          0.35              0.10    +       >100  %
  Diluted                                                        0.34              0.09    +       >100  %

Weighted average common shares:
  Basic                                                        54,744            53,815    +          2  %
  Diluted                                                      57,102            55,337    +          3  %

Production (daily - net of royalties)
  Oil (barrels)                                                18,730            18,957    -          1  %
  Gas (mcf)                                                   107,230            96,558    +         11  %
  BOE (6:1)                                                    36,602            35,050    +          4  %

Unit sales price (including hedges)
  Oil (per barrel)                                              26.56             23.93    +         11  %
  Gas (per mcf)                                                  5.69              4.56    +         25  %

Unit sales price (excluding hedges)
  Oil (per barrel)                                              34.34             25.46    +         35  %
  Gas (per mcf)                                                  6.20              5.78    +          7  %


                                                           Three Months Ended
                                                                 June 30,                     Percentage
                                                     --------------------------------           Change
                                                           2004            2003
                                                     ----------------- --------------

Non-GAAP Financial Measure (1)
Adjusted or discretionary cash flow from
  operations (non-GAAP measure)                                63,054         48,989    +        29  %
Net change in assets and liabilities relating to
  operations                                                   (9,844)        11,553    -      >100  %
                                                     ----------------- --------------
Cash flow from operations (GAAP measure)                       53,210         60,542    -        12  %
                                                     ================= ==============

Oil & gas capital investments                                  44,049         43,972             NA
CO2 capital investments                                         6,938          6,469    +         7  %
Proceeds from sales of oil and gas properties                     634          1,788    -        65  %

BOE data (6:1)
  Revenue                                                       35.75          29.71    +        20  %
  Loss on settlements of derivative contracts                   (5.48)         (4.19)   +        31  %
  Lease operating costs                                         (7.36)         (7.23)   +         2  %
  Production taxes and marketing expense                        (1.36)         (1.08)   +        26  %
                                                     ----------------- --------------
    Production netback                                          21.55          17.21    +        25  %
  CO2 operating cash flow                                        0.41           0.60    -        32  %
  General and administrative                                    (1.25)         (1.06)   +        18  %
  Net cash interest expense                                     (1.35)         (1.75)   -        23  %
  Current income taxes and other                                (0.42)          0.36    -      >100  %
  Changes in asset and liabilities                              (2.96)          3.62    -      >100  %
                                                     ----------------- --------------
    Cash flow from operations                                   15.98          18.98    -        16  %
                                                     ================= ==============


(1) See "Non-GAAP Measures" at the end of this report.

SIX MONTH FINANCIAL HIGHLIGHTS
(Amounts in thousands, except per share and unit data)


                                                           Six Months Ended
                                                                June 30,                     Percentage
                                                   ---------------------------------           Change
                                                        2004              2003
                                                   ----------------  ---------------

Revenues:
  Oil sales                                                113,054           96,135    +        18  %
  Gas sales                                                116,253          110,341    +         5  %
  CO2 sales and transportation fees                          2,941            4,634    -        37  %
  Loss on settlements of derivative contracts              (32,507)         (41,041)   -        21  %
  Interest and other income                                    758              602    +        26  %
                                                   ----------------  ---------------
     Total revenues                                        200,499          170,671    +        17  %
                                                   ----------------  ---------------

Expenses:
  Lease operating expenses                                  47,058           45,450    +         4  %
  Production taxes and marketing expense                     8,581            7,363    +        17  %
  CO2 operating costs                                          353              851    -        59  %
  General and administrative                                 8,926            7,167    +        25  %
  Interest                                                  10,149           12,688    -        20  %
  Loss on early retirement of debt                               -           17,629             NA
  Depletion, depreciation and accretion                     55,485           46,683    +        19  %
  Amortization of derivative contracts and
    other non-cash hedging adjustments                       7,964           (2,261)   +      >100  %
                                                   ----------------  ---------------
     Total expenses                                        138,516          135,570    +         2  %
                                                   ----------------  ---------------

Income before income taxes                                  61,983           35,101    +        77  %

Income tax provision
  Current income taxes                                       3,096            1,637    +        89  %
  Deferred income taxes                                     17,194            9,882    +        74  %
                                                   ----------------  ---------------

Income before cumulative effect of change
  in accounting principle                                   41,693           23,582    +        77  %

Cumulative effect of change in accounting
  principle, net of income taxes of $1,600                       -            2,612             NA
                                                   ----------------  ---------------

NET INCOME                                                  41,693           26,194    +        59  %
                                                   ================  ===============

Net income per common share - basic:
  Income before cumulative effect of change
    in accounting principle                                   0.76             0.44    +        73  %
  Cumulative effect of change in accounting
    principle                                                    -             0.05             NA
                                                   ----------------  ---------------
     Net income per common share - basic                      0.76             0.49    +        55  %
                                                   ================  ===============

Net income per common share - diluted:
  Income before cumulative effect of change
    in accounting principle                                   0.73             0.42    +        74  %
  Cumulative effect of change in accounting
    principle                                                    -             0.05             NA
                                                   ----------------  ---------------
     Net income per common share - diluted                    0.73             0.47    +        55  %
                                                   ================  ===============

                                                            Six Months Ended
                                                                 June 30,                     Percentage
                                                     --------------------------------           Change
                                                          2004             2003
                                                     ---------------  ---------------

Weighted average common shares:
  Basic                                                      54,566           53,728    +        2  %
  Diluted                                                    56,739           55,186    +        3  %

Production (daily - net of royalties)
  Oil (barrels)                                              19,067           19,259    -        1  %
  Gas (mcf)                                                 105,344           97,857    +        8  %
  BOE (6:1)                                                  36,624           35,569    +        3  %

Unit sales price (including hedges)
  Oil (per barrel)                                            25.72            24.32    +        6  %
  Gas (per mcf)                                                5.61             4.55    +       23  %

Unit sales price (excluding hedges)
  Oil (per barrel)                                            32.58            27.58    +       18  %
  Gas (per mcf)                                                6.06             6.23    -        3  %

Non-GAAP Financial Measure: (1)
Adjusted or discretionary cash flow from
  operations (non-GAAP measure)                             121,974           96,355    +       27  %
Net change in assets and liabilities relating to
  operations                                                (15,769)            (304)   -     >100  %
                                                     ---------------  ---------------
Cash flow from operations (GAAP measure)                    106,205           96,051    +       11  %
                                                     ===============  ===============

Oil & gas capital investments                                91,962           80,333    +       14  %
CO2 capital investments                                      27,141           13,373    +     >100  %
Proceeds from sales of oil and gas properties                 1,146           28,154    -       96  %

Cash and cash equivalents                                    27,940           19,348    +       44  %
Total assets                                              1,081,184          944,685    +       14  %
Total long-term debt (excluding discount)                   310,000          335,000    -        7  %
Total stockholders' equity                                  478,107          381,213    +       25  %

BOE data (6:1)
  Revenue                                                     34.40            32.07    +        7  %
  Loss on settlements of derivative contracts                 (4.88)           (6.37)   -       23  %
  Lease operating costs                                       (7.06)           (7.06)           NA
  Production taxes and marketing expense                      (1.29)           (1.15)   +       12  %
                                                     ---------------  ---------------
    Production netback                                        21.17            17.49    +       21  %
  CO2 operating cash flow                                      0.39             0.59    -       34  %
  General and administrative                                  (1.34)           (1.11)   +       21  %
  Net cash interest expense                                   (1.34)           (1.76)   -       24  %
  Current income taxes and other                              (0.58)           (0.24)   +     >100  %
  Changes in asset and liabilities                            (2.37)           (0.05)   +     >100  %
                                                     ---------------  ---------------
    Cash flow from operations                                 15.93            14.92    +        7  %
                                                     ===============  ===============


(1) See "Non-GAAP Measures" at the end of this report.

Non-GAAP Measures
-----------------

     Adjusted cash flow from operations is a non-GAAP measure that represents cash flow provided by operations before changes in assets and liabilities, as summarized from the Company's Consolidated Statements of Cash Flows. Adjusted cash flow from operations measures the cash flow earned or incurred from operating activities without regard to the collection or payment of associated receivables or payables. The Company believes that this is important to consider separately, as it believes it can often be a better way to discuss changes in operating trends in its business caused by changes in production, prices, operating costs, and so forth, without regard to whether the earned or incurred item was collected or paid during that period. For a further discussion, see "Management's Discussion and Analysis of Financial Condition and Results of Operations - Operating Results" in our latest Form 10-Q or Form 10-K.

     Denbury Resources Inc. (www.denbury.com) is a growing independent oil and gas company. The Company is the largest oil and natural gas operator in Mississippi, owns the largest reserves of carbon dioxide used for tertiary oil recovery east of the Mississippi River, and holds significant operating acreage in onshore Louisiana. The Company increases the value of acquired properties in its core areas through a combination of exploitation drilling and proven engineering extraction practices, including secondary and tertiary recovery operations.

     This press release, other than historical financial information, contains forward looking statements that involve risks such as those involved in drilling activity and those due to price volatility, and uncertainties as to drilling results, proved reserves, production levels, commodity prices, and financial results as detailed in the Company's filings with the Securities and Exchange Commission, including its reports on Form 10-K and 10-Q. These reports are incorporated by reference as though fully set forth herein. These statements are based on assumptions concerning commodity prices, existing market conditions, scheduling, drilling and completion results and costs and engineering assumptions that management believes are reasonable based on currently available information; however, management's assumptions and the Company's future performance are both subject to a wide range of business risks, and there is no assurance that these goals and projections can or will be met. Actual results may vary materially.

                        For further information contact:

Gareth Roberts, President and CEO, 972-673-2000
Phil Rykhoek, Sr. VP and Chief Financial Officer, 972-673-2000 www.denbury.com